Exhibit 99.1


             Columbia Bancorp Declares Quarterly Dividend

    THE DALLES, Ore.--(BUSINESS WIRE)--March 25, 2003--Columbia Bancorp (Nasdaq:CBBO) Board of Directors has approved payment of a $.08 per share quarterly dividend. The dividend is payable May 1, 2003, to shareholders of record April 15, 2003.
    Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 17 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond, Pendleton, Hermiston, McMinnville (3), Canby and Newberg, Oregon, and in Goldendale and White Salmon, Washington. In addition to its community banking services, Columbia River Bank also provides mortgage-lending services through its Columbia River Bank Mortgage Group and brokerage services through its affiliations with CRB Financial Services.


    CONTACT: Columbia Bancorp
             Roger Christensen, 541/298-6633
             rchristensen@columbiabancorp.com

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